NEWS FROM PCC PRECISION CASTPARTS CORP.

                  4650 S.W. Macadam Ave.        CONTACT: Dwight Weber
                  Suite 440                              (503) 417-4855
                  Portland, OR 97201
                  Telephone (503) 417-4800      Web Site: http://www.precast.com

                PRECISION CASTPARTS CORP. CLOSES FISCAL YEAR 2000
                     WITH ENCOURAGING FOURTH-QUARTER RESULTS

PORTLAND, Oregon - May 4, 2000 -- Precision Castparts Corp. (NYSE:PCP) ended its fiscal year 2000 with improved fourth-quarter results and positive prospects for profitable growth in fiscal 2001.

Sales in fiscal 2000 totaled $1,673.7 million, a 13.7 percent increase over the record sales of $1,471.9 million reported in fiscal 1999. Net income was $85.3 million, or $3.47 per share (diluted), 17.4 percent lower than last year's record earnings of $103.3 million, or $4.22 per share (diluted). The Company reported a restructuring charge of $11.0 million in the third quarter of this fiscal year. Before this charge, fiscal 2000 net income was $91.7 million, or $3.73 per share (diluted).

Financial performance for the fourth quarter yielded record sales of $552.1 million, 46.3 percent better than the record fourth-quarter sales of $377.3 million last year. Net income of $27.0 million, or $1.09 per share (diluted), was achieved in the quarter, down 3.2 percent from fiscal 1999 record fourth-quarter earnings of $27.9 million, or $1.14 per share (diluted). The earnings for the fourth quarter of fiscal 2000 include other income of $4.2 million, or $0.10 per share (diluted), reflecting the benefit realized on the termination of a portion of an interest rate hedge in connection with the Company's recent issuance of $200 million of public debt securities, as well as a full quarter of Wyman-Gordon operations.

In the third quarter of fiscal 2000, Precision Castparts Corp. began to report financial results in four segments: Investment Cast Products, Forged Products, Fluid Management Products, and Industrial Products. Investment Cast Products includes the PCC Structurals, PCC Airfoils, and Wyman-Gordon Castings businesses. Forged Products comprises all of the forging businesses of Wyman-Gordon. Fluid Management Products is the Company's PCC Flow Technologies operation, which includes pumps and valves for a wide spectrum of applications. The Industrial Products segment encompasses the Company's three remaining businesses: PCC Specialty Products, J&L Fiber Services, and Advanced Forming Technology.

Investment Cast Products reported sales of $970.8 million for fiscal 2000 and $279.6 million for the fourth quarter, with operating income of $161.5 million and $48.3 million, respectively. Fiscal 2000 sales and earnings included the addition of Wyman-Gordon's casting business for five weeks of the third quarter and all of the fourth quarter. The industrial gas turbine (IGT) business experienced healthy growth during the quarter, aided by a new contract with GE Power Systems, which began for both PCC Structurals and PCC Airfoils in January 2000, and strong machining revenues. In addition, PCC's aircraft engine customers have increased component orders to support current Boeing and Airbus Industrie build rates, and more airframe orders for both commercial and

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May 4, 2000
Page 2 of 3

military applications began to come onstream. Both trends are expected to continue into fiscal 2001.

Forged Products sales amounted to $192.1 million for the year, with operating income of $24.4 million, while the segment achieved sales of $144.0 million and operating income of $18.9 million for the quarter. The fiscal 2000 sales and earnings reflect five weeks of the third quarter and all of the fourth quarter. This segment is also benefiting from increased orders for aircraft components and stronger IGT sales. Orders for airframe parts are growing as well, partially due to a new Boeing contract signed earlier in calendar 2000. Top-line opportunities in these and other markets are promising for fiscal 2001, and significant cost savings from synergies and productivity will lead to better operating margins than originally anticipated.

Fiscal 2000 sales for Fluid Management Products were $291.6 million, with operating income of $13.5 million. Operating income for the fourth quarter was $0.1 million on sales of $73.5 million. Margins continued to be negatively affected by weak market conditions and consolidation costs, as the PCC Flow Technologies' businesses competed to maintain market share in a weak pricing environment and organized the European acquisitions into a more profitable structure. New and redesigned products, broader distribution, higher productivity, and improving market conditions in certain areas should contribute to stronger results for PCC Flow Technologies in fiscal 2001.

Industrial Products' fiscal 2000 sales totaled $219.2 million, with operating income of $9.7 million, and quarterly sales and operating income were $55.0 million and $1.0 million, respectively. The Reed-Rico/Astro Punch, Eldorado, and PCC Olofsson businesses of PCC Specialty Products improved sales and operating income from the third to the fourth quarter. This general performance trend is expected to continue in fiscal 2001 because of new products, aftermarket penetration, enhanced machine tool distribution, expanded offshore sourcing, and restructuring.

"I am very encouraged by the fourth-quarter results," said William C. McCormick, chairman and chief executive officer. "I believe that we have built a strong foundation for continued improvement of revenue and operating margin in fiscal 2001. The Wyman-Gordon acquisition is proving to be better than originally anticipated and has many upside opportunities. Wyman-Gordon was accretive in the fourth quarter, something we did not look for until later in fiscal 2001."

Precision Castparts Corp. is a worldwide manufacturer of complex metal components and products. PCC is the market leader in manufacturing both large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines. In addition, PCC has expanded into the industrial gas turbine, fluid management, industrial metalworking tools and machines, pulp and paper, advanced metalforming technologies, tungsten carbide, airframe components, and other metal products markets.

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May 4, 2000
Page 3 of 3

Information in this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace and general industrial cycles; the relative success of the Company's entry into new markets, including the rapid ramp-up of production for industrial gas turbine and airframe components; competitive pricing; the availability and cost of materials and supplies; relations with the Company's employees; the Company's ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies. Any forward-looking statements should be considered in light of these factors. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this press release.

Precision Castparts' press releases are available at no charge through PR Newswire's Company On-Call fax service. For a menu of PCC's press releases or to retrieve a specific release, call (800) 758-5804, extension 714025. Information is also available on the Internet at the PRN Web site -- http://www.prnewswire.com or PCC's home page at http://www.precast.com.

                                       ###

                            PRECISION CASTPARTS CORP.
                               SUMMARY OF RESULTS
                      (In thousands, except per share data)


                                                           Three Months Ended              Year Ended
                                                     ----------------------------  --------------------------
                                                         April 2,      March 28,     April 2,      March 28,
                                                           2000          1999         2000           1999
                                                     ------------   -------------  ------------   -----------
Net Sales                                            $   552,100    $   377,300    $ 1,673,700    $ 1,471,900

Cost of Goods Sold                                       432,700        295,100      1,305,000      1,134,000

Provision for Restructuring and Other(1)                     --          13,100         11,000         13,100

Selling and Administrative Expenses                       57,100         34,000        176,200        146,400

Other Income(2)                                            4,200           --            4,200           --

Interest Expense, net                                     22,300          6,900         47,100         27,600
                                                     ------------   -------------  ------------   -----------
Income before Provision for Income Taxes                  44,200         28,200        138,600        150,800

Provision for Income Taxes(3)                             17,200            300         53,300         47,500
                                                     ------------   -------------  ------------   -----------
Net Income                                           $    27,000    $    27,900    $    85,300    $   103,300
                                                     ============   =============  ============   ===========

Net Income per Common Share - Basic                  $      1.10    $      1.14    $      3.48    $      4.23
                                                     ============   =============  ============   ===========
Average Common Shares Outstanding                         24,600         24,500         24,500         24,400

Net Income per Common Share - Diluted                $      1.09    $      1.14    $      3.47    $      4.22
                                                     ============   =============  ============   ===========
Average Common Shares Outstanding                         24,700         24,500         24,600         24,500




                                                           Three Months Ended              Year Ended
                                                     ----------------------------  --------------------------
                                                         April 2,      March 28,     April 2,      March 28,
                                                           2000          1999         2000           1999
                                                     ------------   -------------  ------------   -----------
NET SALES BY SEGMENT
Investment Cast Products                             $   279,600    $   242,000    $   970,800    $   942,100

Forged Products                                          144,000           --          192,100           --

Fluid Management Products                                 73,500         75,100        291,600        306,400

Industrial Products                                       55,000         60,200        219,200        223,400
                                                     ------------   -------------  ------------   -----------
     TOTAL                                           $   552,100    $   377,300    $ 1,673,700    $ 1,471,900
                                                     ============   =============  ============   ===========

OPERATING INCOME BY SEGMENT(4)
Investment Cast Products                             $    48,300    $    39,600    $   161,500    $   148,700

Forged Products                                           18,900           --           24,400           --

Fluid Management Products                                    100          5,200         13,500         33,800

Industrial Products                                        1,000          5,200          9,700         19,400

Corporate expense                                         (6,000)        (1,800)       (16,600)       (10,400)
                                                     ------------   -------------  ------------   -----------
     TOTAL                                           $    62,300    $    48,200    $   192,500    $   191,500
                                                     ============   =============  ============   ===========




1 During the fourth quarter of fiscal 1999, the Company recorded charges related to restructuring and other non-recurring items. The restructuring charge was principally established to provide for costs associated with the consolidation of operations within PCC Flow Technologies. The non-recurring charge related principally to the write-off of inventory, establishment of a provision for loss contracts and a product warranty dispute. The tax effected impact of these charges totaled $7.8 million, or $0.32 per share.

     During the third quarter of fiscal 2000, the Company recorded charges related to restructuring and other non-recurring items. These charges principally provided for severance costs, lease terminations, and asset write-offs, partially offset by favorable disposition of issues previously charged to the provision for restructuring and other non-recurring charges. The tax effected impact of these charges totaled $6.4 million, or $0.26 per share.

2 Other income reflects the benefit realized upon the termination of a portion of an interest rate hedge in connection with the Company's recent issuance of $200 million of public debt securities.

3 The reduction in the Company's effective tax rate in the fourth quarter of 1999 was principally due to a favorable settlement of a tax issue, reversal of excess state tax accruals and higher than anticipated foreign sales. The impact of the reduction in the effective tax rate increased earnings by $0.35 per share.

4 Operating income represents earnings before restructuring and other, other income, interest and income taxes.